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                                                                    EXHIBIT 99.3

FOR IMMEDIATE RELEASE

            DART GROUP ANNOUNCES COURT RULING ON SHAREHOLDER ACTION
                          REGARDING BOARD COMPOSITION


         Landover, MD . . . October 2, 1997 . . . Dart Group Corporation (NASDAQ: DARTA) announced that the Delaware Court of Chancery has ruled that the Court's December 1995 Standstill Order applicable to Dart does not prohibit the replacement of Larry G. Schafran by Richard B. Stone on Dart's Board of Directors.

         This change in the composition of Dart's Board of Directors was approved last week by Mr. Stone (in his capacity as Voting Trustee with respect to 222,294 shares of Dart's Class B common stock which has been challenged in litigation as not vesting Mr. Stone with the voting rights he purports to hold) and by Herbert H. Haft (in his capacity as the holder of a purported proxy from Ronald S. Haft to vote 172,730 shares of Dart's Class B common stock, which shares are not outstanding if the Voting Trustee has the voting power he claims).

         After this change, Dart's Board of Directors consists of: Herbert H. Haft, Chairman; Douglas M. Bregman; Ronald S. Haft; Richard B. Stone; and Bonita A. Wilson.

         Dart is the majority owner of Trak Auto Corporation (NASDAQ: TRKA) and Crown Books Corporation (NASDAQ: CRWN), and the sole owner of Shoppers Food Warehouse Corp. and Total Beverage Corp.





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